DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

DOBSON COMMUNICATIONS
Moderator: Warren Henry
November 1, 2005
8:00 a.m. CT

Operator: Good day everyone, and welcome to the Dobson Communications third quarter 2005 earnings results conference call. Today’s is being recorded.
And now for opening remarks and introductions, I would like to turn the conference over to Mr. Warren Henry, Vice President of Investor Relations. Please go ahead, sir.

Warren Henry: Good morning and welcome to our third quarter conference call. Today’s conference call will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the company’s planned, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those projected. We discussed the risk factors that could impact the company’s overall business and performance in more detail in our reports filed with the Securities and Exchange Commission, including our third quarter 10Q. Given these concerns, investors should not place undue reliance on forward-looking statements.

With that, I will turn the call over to Steve Dussek, CEO and President of Dobson Communications.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

Steve Dussek: Thank you, Warren. And I would also like to thank all of you for being on the call today. Our Chairman, Everett Dobson; and our CFO, Bruce Knooihuizen, are also on the call and available for Q&A after our brief comments.

As I look back at my time spent here at Dobson, I feel very good about the progress that we’ve made in many of the key operating and financial areas of our business. We are optimistic and confident of our ability to continue improving our business and to create greater shareholder value as we move ahead. Let me tell you shy we are so confident.
Number one, we believe that our markets today are underpenetrated as compared to the national industry average, and we believe that the wireless sector is continuing to grow. Number two, we have a strong position with our roaming partners, primarily Cingular and T-Mobile, and we are positioned to capitalize on these relationships. Third, we have a solid team of people that is being augmented with new leadership talent in the marketing and sales area. We (forge) our efforts to improve customer satisfaction to improve subscriber growth and lower churn.
I’m very pleased with the project that has been made against the stated strategic objectives of the past year and the third quarter was no exception. We have an excellent opportunity to generate greater shareholder value, and we must continue operating at these performance levels and improve in a few key areas to generate value in line with our capabilities for these opportunities. Now let’s talk about the third quarter, which we believe was a very good quarter for us.
RPU was strong in the most recent quarter, increasing to $46.77 in the third quarter from $35.28 in the second quarter. This growth reflects the continued transition of our subscriber base to higher value GSM calling plans and the fact that almost all of our gross subscriber additions today are GSM gross adds and that also we are maintaining our pricing discipline.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

Since the third quarter last year, we have increased RPU by $5.57 from $41.20 to $46.77 in the most recent quarter. Data continues to grow as a component of RPU. Data contributed $2.56 per month to RPU in the third quarter of 2005, compared to $2.18 in the second quarter and $1.82 in the first quarter of 2005.
We have additional opportunities with data following the launch in September of our new Signal Reach Data Plans, which bundle unlimited incoming text messaging that define the outgoing text messaging, multimedia and downloads of ring tone and games and various combinations. Price points are 7.99, 14.99 and 19.99. The two higher levels include unlimited data usage apart from downloads.
The final contributed RPU growth in the third quarter was ETC Funding, which totaled 5.5 million in the quarter, slightly ahead of the second quarter 2005. We gained an additional (accrual) in Kentucky in the middle of the quarter. This gives us a run rate for the full quarter of approximately $6.1 million. Next, let’s talk about churn.
The primarily challenge for us in getting churn back to an acceptable historical is the migration of our TDMA customer base. Our GSM churn is well below two percent, and we are taking many actions to ensure the GSM churn remains under control, most importantly, continuing to enhance the GSM network.
Post paid customer churn increased in the third quarter to 2.82 percent compared to 2.25 percent in the second quarter and 2.43 percent in the first quarter of 2005. Higher churn is related to a number of issues.
As all of you know, with our TDMA to GSM migration, we asked our TDMA customers to move to GSM calling plans that are significantly higher in price that their TDMA price plans. For those who opt to stay on TDMA, they are also beginning to feel the impact of our spectrum balancing

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

efforts on their quality of service. We have in many instances have seen the slight degradation of network quality and this has caused many of those customers to start shopping for wireless services, which potentially leads to higher TDAM churn.
Beyond this element of churn, we also experienced some challenges in the third quarter as we consolidated our call centers, and organized them according to specialized customer care functions. In many cases, this involves having to re-train veteran customer care employees to perform different duties, such as retention or collections. And we believe that some of the churn, especially related to involuntary churn, was a direct result of this issue. Either we are making significant progress in this (strength), over long term improve customer care and call center productivity will be a key component in improving churn.
Subsequent to the end of the third quarter, we have some improvement in first grade churn compared to the average monthly churn for the third quarter. Although churn typically increases in December related to seasonal effects and high number of customers coming off contract, our goal is to continuing working the level of churn back down from the third quarter level.
Roaming minutes of use were again very strong in the third quarter, increasing 44 percent year over year on a same store basis to $669 million minutes, compared to 35 percent growth year-over-year in the second quarter and 23 percent growth in the first. Cingular again contributed the majority of roaming (MYUS) and T-Mobile minutes grew significantly compared with the third quarter of 2004.
As we announced in our press release, the new T-Mobile roaming agreement was implemented August 1st so the new (out collect) and to (in collect) rates were applied to the final two months of the quarter.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

Total (out collect) calls for the third quarter was 12 cents per minute and our total (in collect) calls per minute was 6.7 percent, again reflecting the positive impact of our long-term roaming agreements.
As you know, one of the essential benefits in those new roaming agreements was the lower (in collect) per minute that we negotiated. This is evidenced in the lower cost per customer of (in collect) roaming, which decreased to $3.95 per customer per month in the third quarter, down from $4.87 per month in the third quarter.
Combining the premiere networks in our markets gives us the premiere customer experience is the key to reducing churn and once again, growing our subscriber base. Toward this end, we continue to build additional (cell) sites and continuously optimize the performance of our network. In the third quarter, we added 40 new (cell) sites and we plan to add another 60 by year end.
All of these efforts contribute to the strong growth in EBITDA in the third quarter of 2005. EBITDA came in $119.5 million for the period, compared to 109.3 million in the second quarter of 2005 and 95.1 million in the third quarter of 2004.
Consistent with our growth strategy, we took several opportunities during the quarter to use our improved cash flow to further strengthen our balance sheet. Looking ahead, we will continue to emphasize the key building blocks of our growth strategy. We look forward to continuing strength in RPU given the opportunities to transition the remainder of the base to GSM, to capitalize on the potential of data, and additionally ATC opportunities.
As we’ve said, we will provide our customers with the premiere network experience in our markets. We will continue to deploy new (cell) sites and we have strengthened our spectrum position to the point that we have 35 megahertz or more spectrum covering more than half of our

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

((inaudible)). This includes the recently announced agreements to purchase and lease additional PCS Spectrum inventory over our (footprint) in 12 states.
We are focused on controlling and reducing churn. We expect to see some improvement in (post paid) churn in the fourth quarter compared with the third. And I anticipate that I will see further improvement in our churn performance as we get closer to 75 to 80 percent of our customer base being on the GSM network.
The primary reason for this further improvement will be the specific customer lifecycle management plan, an ever-improving network and a better more stable customer call center environment.
As we get through the short term migration issue, we must resume building our subscriber base. Yesterday we announced the appointment of or new Chief Marketing Officer, Tom Roberts. Tom comes to us with a strong wireless background at Verizon Wireless, and he will help us as we move forward to grow our subscriber base.
In addition to Tom’s announcement, I anticipate being able to announce the appointment of a new Senior Vice President of Sales in the near future. These new appointments coupled with more focus on our B2B channel, better productivity from channel’s through improved channel support and development, and solid promotions in advertising, will help us to increase our growth additions moving forward.
We’ve also solidified our roaming business with our new multi-year roaming agreements with both Cingular and T-Mobile. Dobson’s roaming revenue screen is much more predictable today than it was even three months ago. The only question is the extent of which it can grow in the new year.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

As we noted in the press release, we expect (out collect) roaming yield in the fourth quarter to be in the range of 10-and-a-half to 11 cents, in line with our guidance of an average of approximately 11-and-a-half cents over the final three quarters of the year. Also in line with previous guidance, we expect our roaming yield in 2006 to be in the nine to nine-and-a-half cent range on average or about 18 percent below the average for the final three quarters in 2005.
Finally, in terms of EBITDA, we’re pleased with the growth in cash flow and the resulting opportunity to strengthen our balance sheet. Our guidance for EBITDA for 2005 remains in place, although we now think we are likely to be in the middle to upper end of the 400 to $450 million range.
Dobson Communications has created significant shareholder value in the past six months. Beyond the short-term timeframe, we are excited by the company’s long-term potential for growth and increased profitability, based on growing our market share with high quality, high RPU GSM customers, a stable predictable roaming business, an increased operating efficiencies that should enable us to generate higher levels of free cash flow. We see excellent opportunities in our market to generate the type of growth that will drive shareholder value in 2006 and beyond. That is our strategy focus.
Again, I thank you for your continued support and interest in our company and with that, I’ll turn the call over to Bruce.

Bruce Knooihuizen: Thank you, Steve. I’d like to briefly review our operating performance, followed by capital expenditures and the impact of the steps taken recently to strengthen our balance sheet. Steve talked about the growth in RPU and the growth in roaming ((inaudible)) use. I think it’s important to put these items in perspective.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

Our total revenue grew almost 16 percent in the third quarter 2005 as compared to the same quarter last year. Here in the same period, our expenses grew by less than 11 percent, resulting in a 290 basis point expansion in our EBITDA margin.
In the current quarter, ((inaudible)) use in our network grew by over 26 percent over last year, yet our cost of service expenses only increased by 12-and-a-half percent. Not only are we seeing growth in our network, but we’re also seeing increased (off) network usage by selling RPU generating GSM (plans).
Q3 also includes a full quarter of lease cost associated with the towers we sold. Despite these factors, which put pressure on our cost, cost of service increased at a lower rate than revenue. Marketing and selling costs increased by 7.3 percent while gross adds increased by 8.1 percent. Included in these costs are retention costs, and again, despite more activity, our costs were less on a unit basis. For the quarter, CPGA was about the same as last quarter, approximately $380.
G&A costs were almost 13 percent higher. The one area of that affected us was the call center consolidation, which as Steve reported, had operational transition issues which are and will continue to improve. This brings us to EBITDA, which was $119.5 million for the third quarter, verses $109.3 million for the second quarter and $95.1 million for the third quarter last year.
EBITDA margin was $37.8 percent, 110 basis points higher than 36.7 margin achieved in the second quarter of this year and $290 basis points higher than the 34.9 percent EBITDA margin achieved in the third quarter last year.
Finally, on the income statement, we have reflected a 66.4 million loss on redemption and repurchases of (mandatorially) redeemable preferred stock. This loss was triggered on August 23rd when we completed the exchange offer for 70 percent of our 12-and-a-quarter and 13 percent matured stock. This loss of redemption primarily reflects the appreciation in the price per

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

share of our common stock from the time the exchange was announced until the time it was completed. Without the impact of the loss in redemption, we would have been basically net break even for the third quarter.
In the third quarter, total capital expenditures for DCC were 36.9 million. The DCS subsidiary capital expenditures were 24.1 million and 12.8 million at American Cellular. This brings the year to date total of 113.2 million for the company as a whole. We still expect to spend close to 150 million for the year.
In the third quarter, 40 new GSM cell sites were added, 25 in the Dobson cellular market and 15 in the American’s markets.
For the third quarter, we were approximately seven million free cash flow positive after Cap ex, interest, and working capital, and expect to remain cash flow positive in the fourth quarter. At the end of the third quarter, Dobson’s balance sheet included 191.8 million of unrestricted cash and cash equivalence and 298.5 million in restricted cash and investments.
On October 17th, after the end of the third quarter, the company used 325 million of restricted and unrestricted cash to pay the redemption price on the entire 299 million outstanding principle amount of its 10 and seven-eighths senior notes due 2010, plus accrued interest and the applicable redemption premium. Also in October, we announced that in relation to our September 2000 private offering of 150 million principal amount of 1.5 percent senior convertible diventures, that the initial purchaser exercised the right to purchase an additional 10 million principal amount.
Finally in early October, we announced agreements with certain holders of the Dobson preferred notes under which the holders agreed to exchange 8,700 shares with a 12-and-a-quarter

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

preferred stock and 30,000 shares of the 13 preferred stock for approximately six million shares for the company’s class A common stock and cash consideration of 1.6 million.
Basically on these transactions, the September 30th 2000 balance sheet would be modified as follows. Restricted cash investments would be reduced by 294 million. Our unrestricted cash and cash equivalence would decrease by a net 22.6 million thus leaving us with 169.2 million of pro forma cash at the end of the third quarter.
The DCC senior convertible divestures would be increased by 10 million, DCC 10-and-seven-eighths senior notes would be reduced to a zero balance. The balance on our 12-and-a-quarter senior preferred stock would be reduced to 5.2 million, and the balance on our 13 percent senior exchangeable stock would be reduced to 27.8 million. Obviously in addition to these, we continue to have the full ability under the $175 million revolver.
Although the combined effect of these balance sheet transactions may be a little confusing, the positive impact is clear. Through these recent transactions, we have reduced by dividend and interest charges by approximately 43 million annually. Pro forma for the items I just described, the company’s leverage ratio (preferreds) net of cash, is 6.1 times trailing the last 12 months EBITDA.
With that, I’ll turn the call over to the operator for questions. Thank you.

Operator: Thank you. The question and answer session will be conducted electronically today. If you would like to ask a question, simply press the star key followed by the digit one on your telephone keypad. Also if you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, press star one if you’d like to ask a question or make a comment. We’ll pause for just a moment.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

And we’ll first hear from Ric Prentiss of Raymond James.
Ric Prentiss: Yes, good morning, guys.
Male: Good morning.
Male: Good morning.

Ric Prentiss: A couple of questions for you. One, can you talk a little bit about what percent of your customer base are under contracts and what the average length of those contracts are? Second question would be the addition now of the Chief Marketing Officer, what are your thoughts as far as when you’re able to get back to having positive net adds? And then the third question is, nice improvement in the USF now getting a little bit more of Kentucky up to, I guess you said six million run rate per quarter on the USF. Update us a little bit on what the process is about getting USF ETC in Alaska, please.

Steven Dussek: OK, Ric, this is Steve. Let me talk about the net add question and the USF piece, and, you know, Bruce will talk on the contract piece.
On the net add piece, as I said previously, you know, really until we get through this, the balance of the TDMA, the GSM migration, that I think our churn will continue to be higher than we, you know, traditionally experienced. But I look at that, coming out of the first part of next year, being in the 75 to 80 percent (migrated) and with our GSM churn, as I said in the call, running below two percent and all it’s incurred efforts that we’re making to ensure that that GSM churn stays, you know, at, you know, acceptable levels. And with the improvement in our gross adds, if I look at us coming, you know, after that period and the migration period that we start to see some improvement in the net adds story.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

Ric Prentiss: Still thinking kind of in the eight to 10 percent per quarter on the GSM conversions?
Steven Dussek: Yes, that’s a fair range. GSM in Alaska, we have – as you all know, we’ve been on application we have responded to a series of queries. We are being told that, you know, we are still looking in the first part of next year. It could be sooner. But we’re, you know, we’re anticipating that, you know, we’ll get it – get the approval sometime in the first part of the year, hopefully in the first quarter.
Ric Prentiss: Great.
Bruce Knooihuizen: On the customers under contract, on the GSM, we obviously try to get everyone to sign up on a contract. But through the end of the quarter, about 78 percent of our customers, post-paid customers are under contract. They have an average remaining life of just under 14 months remaining on their contract.
Ric Prentiss: That’s great. Good luck, guys.
Steven Dussek: Thanks, Ric.
Operator: Next, we’ll hear from Phil Cusick of Bear Stearns.
Phil Cusick: Hi, guys – can you hear me?
Male: Yes – hi, Phil.
Phil Cusick: Thanks for taking my question. Ric covered a lot of what I wanted to get into, but I wonder if we can talk about cost controls a little bit. Bruce mentioned that the G&A maybe had some costs in it from the customer service center migration and you outlined those in the second quarter.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

Any update there? And then also on the cost of service side, should we look for that to come down with the roaming dollars in the fourth quarter, or is it really not going to be as much because we’re building so many cell sites?
Male: In terms of the G&A and customer service centers, as Steve said, we’re gaining more and more efficiencies. One of the functions of the call center is collection efforts and that was one of the areas that had been reconfigured as well. And the part of the increase in our G&A was bad debt. Now we are seeing some signs and we expect it to come down gradually over time, but that is an area where we’d expect improvement as we go forward.
Phil Cusick: What was bad debt in 3Q ((inaudible))?
Male: Bad debt in Q3 – hold on one second while I look that one up. In terms of your question, what was your question again on the cost of service?
Phil Cusick: On the cost of service, it’s really been very much driven by (raw) dollars in the past, but I wonder also if the new cell sites, we’re building a lot of cell sites, shouldn’t you be looking for that to sort of continue up on average over the next year on a year-to-year basis?
Male: Yes – on the network side, the cost of service really has two primary costs elements to it. One is the cost of us providing minutes on our network, and as we said, roaming has really driven a lot of that volume. And I anticipate that that portion of the cost will continue to go up in absolute dollars. Now we’d expect on a per minute basis that it would come down.
The other major component of cost of service is our (in collect), and that’s our (off network) cost when our customers roam on another network. That’s going to be somewhat seasonal. I would suspect that there would be some improvement in the fourth quarter and in the first quarter from a

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

seasonal standpoint, albeit probably minimal, because we are seeing those minutes grow as well. But that’s a very seasonal part of the business.
Phil Cusick: Got it. And that number?
Male: The bad debt in terms of third quarter last year was just under two percent, and the third quarter this year, it’s up close to four percent.
Phil Cusick: And is that really driven by collections or is there something else going on there? Oh – it’s just the TDMA.
Male: Right, it’s primarily due to collection efforts, as you said, the (TDMA customers that are leaving us and – not migrating, but leaving us affecting that, of course.
Phil Cusick: And we should look for that to come down as that migration changes as well.
Male: Between the migration, and the improvements, and the call center, we’d expect that to come down, yes.
Phil Cusick: Great. Thanks, guys.
Steven Dussek: Thank you.
Operator: Next, we’ll hear from Ana Goshko of Banc of America Securities. Ana, your line is open.
Male: Hello.
Operator: Hearing no response, we’ll move on to Tom Lee of JP Morgan.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

Ana Goshko: I’m sorry, I’m here.
Male: Oops, we got someone.
Tom Lee: Guys – it’s – I think you switched to Tom Lee.
Male: Hi, Tom.
Tom Lee: Hi, guys. I didn’t change voices or anything.
I wanted to ask you two questions. One, just to follow up on (Phil’s) question, but, you know first, I wanted to just kind of understand better your guidance. And, you know, I think everyone was a little – certainly now asking about it, but you know, I’m looking at a business that in Q3 did like – almost 120 million of EBITDA, and you implied guidance for Q4, you know, is 88 to 93 million, so it’s a pretty big roll off sequentially.
And I guess there’s two things that just to mind. You know, one were there any items in Q3 that don’t make it, you know, an adequate platform to judge Q4? In other words, you know, is the hurricane driving a particular spike in a type of minute roaming or usage that makes that number less useful to look at the sequential trend?
And then as we think about Q4, I’m still having a hard time, as we kind of work your model, to think of a scenario where you’re not going to do closer to that mid-90’s of EBITDA, and, you know, even with a big drop of roaming and higher gross add?
Now, the second question, sorry, I know it’s long winded, but just following up the first question, and bad debt and the voluntary churn rates are coming down next year on the TDMA side, to me

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

that implies that you’re going to – you’re going to actually see no effect on revenue because, you know, your service revenue dollars don’t change. But your actual cost could actually fall. So, I just wanted to clarify, are you talking about a scenario next year where revenues could actually be higher, but that some of the cost elements in absolute dollars actually be lower?
Male: Well, we haven’t really spoken about revenue in to next year, but your question is, should we get better margins on some of these costs initiatives? And standalone, absolutely. As we bring our bad debt down, you’re right, that should not affect revenue, but it should bring the cost down. Now that’s one component of a lot. When we get into ’06 guidance, we’ll get into more details, but on that particular issue, you’re right on point.
In terms of the fourth quarter, you picked on – when I look at the fourth quarter, there are three areas that I think could affect our earnings positively or negatively, but certainly the three primary areas that you suggested, one, is roaming minutes of use. And the fourth quarter is typically seasonally a lot less minutes than what we see in Q3. There were no ((inaudible)) in Q3 that we’re aware of. As I said, we had, you know, 44 percent growth, which is terrific growth. But Q4 is traditionally substantially less than Q3.
A second area you mentioned also is our gross adds and migration, and certainly if we’re very successful in getting higher gross adds in the third quarter, that generally also means higher migration costs as well. And that will influence whether we have higher or lower EBITDA in the quarter.
The third area is in the RPU area, we’ve been hugely successful over the last six or seven quarters, having RPU increase every quarter sequentially. Typically, we do see seasonality in RPU. We are, you know, getting close to 60 or 70 percent of our base migrated, and in the fourth quarter, you know, will our RPU increase again over the third quarter like it did last year? I think

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

that’s an area that we want to be careful on, because it gets tougher to overrun or overtake some of the seasonal affects.
Those three areas are the primary areas that drive us to the kinds of EBITDA numbers that we’re guiding to in the fourth quarter.
Tom Lee: OK. But I guess it’s still – it just sounds conservative still, I guess.
Male: I hope you’re right, but we’re staying with our guidance.
Tom Lee: Yes. Thanks, guys.
Steven Dussek: Thanks, Tom.
Operator: Next we’ll hear from Pat Dyson of Credit Suisse First Boston.
Pat Dyson: Thanks. I guess, kind of beating a little bit on that prior question, maybe on the roaming side, you know, roaming’s obviously been a real good driver for ’05 so car, could you give us just your outlook for roaming in the fourth quarter given Bruce’s comments about seasonality which naturally drive it down? But maybe on a year-over-year basis, what your outlook there is, and I guess two other questions on roaming.
Maybe if you could extrapolate again as you kind of look out, and I know this gets more difficult, but looking out to ’06 and with T-Mobile becoming a greater contributor, your sense of how we should think about roaming going forward in ’06.
And finally, just a break out between (hand cell) and (DCSS’s) for the quarter on roaming ((inaudible))?

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

Male: Yes. Hold on one second. We’re looking at our ...
Male: Pat, while we’re looking for a number, the roaming minutes for the third quarter for Dobson Cellular were 398 million. And the roaming minutes on American was 271 million.
Pat Dyson: OK.
Operator: Next, we’ll hear from David Sharret of Lehman Brothers.
Male: ((inaudible))
Male: We’re not finished.
Steven Dussek: The second half of his question is ’06, the growth, you know, this year we have been growing at a similar rate as Cingular’s overall growth in this on their network. The third quarter, we may have been a little higher than that. But, you know, we’re still heavily influenced by the growth rates in Cingular and I would suspect that we would run parallel with their growth rates assuming that they continue to sell the nationwide plans that they’re selling today and adding customers.
So I would still look at the expectations of Cingular’s minutes of growth to be reflective of what we see in our growth in MOU’s next year in terms of roaming MOU’s.
Pat Dyson: And I guess the same thing would apply to that fourth quarter as well?
Steven Dussek: It should, yes. Now, granted, keep in mind, the fourth – when you’re talking about fourth quarter verses fourth quarter last year, yes.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

Pat Dyson: OK. Actually, one other question I have is, any update on where your thoughts around the Cellular One brand?
Male: They’re looking at me. We’re still having discussions. There’s nothing to report about it yet. It’s part of an option process that (Alltel) is conducting that is ongoing.
Pat Dyson: OK, thanks.
Operator: David Sharret of Lehman Brothers.
David Sharret: Good morning, guys. Maybe just on the roaming side first, as ((inaudible)) give us a percentage contribution from T-Mobile, two year overall roaming traffic in the third quarter, maybe a comparison verses 2Q and the year ago quarter, just to get a sense of how that’s ramping.
Steven Dussek: The current quarter is roughly six to seven percent of our total MOU’s and that’s higher. In past years, they were relatively small. We’ve lumped them in with a group of others. So, do we have – do we have that number broken out?
Bruce Knooihuizen: I don’t have that.
Steven Dussek: We’ll have to get that for you, but it’s grown, and I don’t know the exact amount. It had been pretty small in previous years, though – quite small.
David Sharret: That means low single digits or ((inaudible)).
Steven Dussek: Yes.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

David Sharret: And, I don’t know if that I missed this – asked this question before, but did you comment on in terms of the roaming minutes that you – that year over year growth trend, as you exited the quarter for the month of October, is that sort of, you know, above and below the rate you saw in the third quarter, four to five percent?
Male: We’re not finished with October yet and so, I don’t have that answer. I apologize. I don’t have that.
David Sharret: Maybe just back to sort of net adds, and I think you guys talked about churn a lot, but just, you know, back on the gross add side, just looking at your gross add numbers kind of quarter-to-quarter down a little bit, and a year-over-year basically flat, and, you know, your marketing spend was basically flat quarter-to-quarter and not a ((inaudible)) inquiries in spending verses the first quarter. Are you planning to up your marketing spend in 4Q and just sort of, you know, other initiatives where, you know, we’re structuring around the, you know, the different offerings maybe with Tom joining you to kind of, you know, push the gross adds up. If you can comment on that marketing selling side and if it’s simply gross adds.
Male: Yes, David, we’re, you know, all of our promotions, our holiday promotions are set. They’re ready to go. We’re increasing the spend. Obviously, the, you know, with this fourth quarter, you know, typically with the holiday and seasonality, you know, we have a higher spend.
So I’m looking at an improved gross add scenario. And as we go forward, you know, obviously Tom’s arrival will help us a great deal, and also the arrival, hopeful arrival of our Senior VP of Sales in the next, you know, short period of time, will help as well.
So, you know, but we are definitely ready on our fourth quarter holiday promotions. You know, we’re geared up and ready to go, and we expect to see, you know, some improved scenarios on the gross add side.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

David Sharret: Thank you. And maybe just one last question on the cap ex side, you’ve added about 200 cell sites this year. You’re planning to add about 200 cell sites this year, if you could just give us some insight, as you’re thinking about cap ex for 2006, what of your spending in ’05, you won’t have to (impede), or some initial thoughts about where ’06 cap ex is going to come out?

Male: Well, we’re going to continue investing in the network. We still have E911 and the certain non-network related capital expense that we’ll spend. If we see the kinds of growth rates we’ve seen this year in terms of network usage, I would anticipate that our capital would be probably very similar to what we spend this year. If our growth rate slowed down, to some extent, we’ll probably spend less.

David Sharret: OK. All right. Thanks, guys.
Steven Dussek: Thank you.
Operator: Next we’ll hear from Romeo Reyes of Jefferies Investment Bank.

Romeo Reyes: Oh, we changed our name. A couple of questions here. First, I apologize if I missed the whole discussion on churn, but just some details on churn. Do you have a sense of what churn is on GSM verses TDMA customers now that your substantial portion of your customers are on GSM? Just getting a sense of, you know, how much of the churn is just coming from the TDMA subscriber base rolling off.

Secondarily, still on churn, can you give us a sense as to whether or not, that churn, that 2.8 percent of churn that you just reported, if that includes any sort of 30 day returns? Or could you explain your calculation?

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

And then a question for Everett, with respect to consolidation ((inaudible)) sector and, you know, potential to either participate in (M&A) or maybe rationalize property ((inaudible)) or what have you. Where do you Dobson and specifically, American Cellular in that whole mix? Thanks.

Steven Dussek: Well, where we are, this is Steve. On the first question you asked relative to churn, you know, my view is that this is a TDMA issue. I said in my opening comments that our GSM churn was below two percent. And so, you know, I view this and as we continually said that as we get through and work through the migration of the TDMA customers to GSM, we should see improved churn performance in the company.

Romeo Reyes: Steve, are you seeing any of your GSM customers break their contract as they see, you know, that they’re paying more than they were paying under their TDMA plan?

Steven Dussek: You know, really it’s (negligible) for saying it. You know it’s more of a ((inaudible)) hit there where they’re having the issues of price, not once they get there.
So, and then your second part of your question, was the 2.8 percent included the 30-day returns? It does not. And your third part of your question was for Everett.

Everett Dobson: Yes, consolidation – let me give you a couple of points on the consolidation issue that I do feel comfortable about. One is that we do have a profile of the kind of markets that we like to operate in. There are suburban, less urban, more rural in nature. I think that’s historically been where we’ve been more successful. I think it’s more appropriate for a regional operator as well.

Second point, I guess I would make is that tactically speaking, we will consider swaps, trades, certainly acquisition, and have historically considered those means in the past. We, in fact, have done several swaps as part of that.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

Third thing I would point out is that I think our management team and even our board of directors, frankly, is of the view that we can create more shareholder value long term at a lower level of leverage. And as such, we are going to continue the endeavor of reducing our leverage multiple. And while there certainly is an opportunity to look at strategic acquisitions from time to time, our ultimate goal is to reduce our leverage as we – as a part of or even as a reason to look at certain strategic acquisitions.
So those are the points that I feel comfortable making. I certainly – I hope you understand I can’t comment about anything specific.

Romeo Reyes: Yes, I mean – I mean one of the things about – that we’ve heard is that there’s a lot of interest in your Alaska property, and it doesn’t seem to me that that sort of fits your, you know, more rural demographics where you’d like to be. So, I mean, you know, is that something that, you know, consider that, you know, a core business? Or is that sort of a non-core business?

Everett Dobson: No, Alaska would fit the profile of a core business. Alaska is a very good situation for us. I think it matches well with our strengths. It is certainly less urban, more rural in nature, but it has very good growth (participants) and a very good reasonable competitive profile. It’s very competitive, but it’s not as competitive as you see in some of the more urban markets in the Continental 48.

Romeo Reyes: Thank you.
Operator: Next, we’ll hear from Kevin Row of Row Equity Research.

Kevin Row: Thanks, good morning, Bruce, you mentioned that you’re expecting sequential RPU improvement in Q4, but I guess not as potentially as great as you saw seasonally a year ago. Where do you expect RPU to cap out as you see this migration pass, completing itself?

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

And secondly, migration and the relationship and EBITDA margin, I think your margin this quarter is the highest it’s been in over a year despite the migration cost. Where do you see EBITDA margins going when you exclude the migration cost? Or maybe you could give us a sense of where EBITDA margin would’ve been this quarter if you were to strip out those migration costs? Thanks.
Male: Kevin, I’ll try to answer your questions.
In terms of the RPU in the fourth quarter, you know, I think that we’ll be fortunate if we can get RPU to increase in the fourth quarter, given the seasonality, so I don’t know if it’ll grow or grow a little bit. But certainly I didn’t mean to suggest that we were expecting it to grow. Typically it doesn’t in the fourth quarter because of seasonality.
Where will RPU go? You know, what I’d like to suggest that we’ve got opportunities to continue growing RPU in the data arena. As Steve talked about, we’ve sent that increase a little bit each quarter. We’ve got some more room in our RPU from ETC opportunities, primarily in Alaska. And certainly, the things that will affect it negatively will be any kind of pricing pressures we might see on the voice side.
So what I’d rather do is give you some more guidance what we think specifically when we give guidance in 2006 in terms of the RPU.
On the margins, you mentioned three quarter was a high margin for us. It was. We had very good performance, very – it tends to be the highest margin (much) again from the seasonality standpoint.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

If you – if you backed out migrations, I don’t have the exact numbers. The margin would’ve been a little bit higher, but keep in mind, a lot of the migrations, as we go forward, will be replaced by retention costs. Not all of them, but a lot of them. So instead of getting folks that are moving from TDMA to GSM on a new GSM phone, what you find yourself in a position doing is as GSM customers renew their contracts, they typically get a new phone at some subsidy.
And so, as I said, I don’t have the exact number. It would’ve been higher, but one can’t back out all the migration costs associated with that.
Romeo Reyes: Thanks.
Operator: Next, we’ll hear from Todd Rethemeier of Surterre Research.

Todd Rethemeier: Thanks – good morning, everybody. Have you done any surveys of your TDMA customers that are leaving just to find out why they’re leaving and not migrating? And second, the GSM contracts, what’s the – what’s the average length on that or what percent of the customer base is the GSM customers that you have on contract? Thanks.

Male: Todd, first of all on the migration piece, the TDMA customers, I mean, the positive in all this is we’re migrating – typically ((inaudible)) migrating to. So, you know, we view the migration effort as very positive. But with respect to those who leave, they leave in general because of the price differential that we’re asking them to step up to. And if they opt not to step up, in many instances as the balancing of the spectrum between TDMA and GSM occurs, in some respects, the TDMA experience gets slightly degraded. So they’re leaving on the combination of price and then secondarily, the network performance. Primarily it’s driven by the price differential that we’re asking them to step up to.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

Male: The other question is on the GSM percent that are signing contracts, I don’t have that number here, but I would expect that it would be close to the 80 percent number that we’re seeing for the total company. For the last year-and-a-half, we’ve been adding primarily GSM subscribers and so, and a lot of TDMA subscribers are out of contract right now. So I would suspect that the GSM is at a higher rate than what we have in our base in total.

Todd Rethemeier: And are those one or two year contracts?
Male: The vast majority are two-year contracts.
Todd Rethemeier: OK, thanks.
Operator: Next we’ll hear from Evan Marwell of Criterion.

Evan Marwell: Yes, good morning, guys. A couple of questions, first, after all the (big) transactions that happened in the second quarter and after the start – I’m sorry, in the third quarter and the start of the fourth quarter, what’s the fully diluted share count now if you include the converts?

Male: Hold on a moment, Evan.
Male: Hold on one.
Male: Evan?
Evan Marwell: Yes.

Male: Can we get back – we just don’t have that number in front of us, and I want to give you the right number. So, can I call you back on that one?

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

Evan Marwell: That would be fine.
Male: You have the number? OK. Go ahead, I’m sorry.

Evan Marwell: Second question is, as you look forward in terms of your roaming minutes for next year, how much of the increase in this year’s roaming minutes was a result of the signing of the new agreements which enabled or motivated Cingular and then T-Mobile to sort of shift a lot of minutes over to you that you might not have been getting historically?

So how do we think about that effect verses the, you know, the growth in Cingular minutes, growth in T-Mobile minutes that just comes from more usage on their network?

Male: Let me ((inaudible)). I don’t think there was a really a cause and effect on the singular agreement being signed as to the growth in minutes. We had been receiving prior to the new signature, the new agreement, we’ve been receiving in large part, all of – to all – of different purposes, all of Cingular’s traffic before the agreement.

There’s some things, obviously, that influenced growth in minutes, and as we’ve said repeatedly, the leading indicator is the Cingular growth in their own network minutes. You know, both from their customers – number of customers and the usage of the customers.
Beyond that, I think there seems to be some increased roaming minutes because we’ve increased the size of our network. We’ve added cell sites and coverage and as we’ve experienced that, we’ve certainly experienced a growth in minutes. And frankly, as we add coverage next year, I think it will incrementally increase minutes, although you have to weigh in what the proportion or relevance is. But the leading indicator is going to continue to be the growth in Cingular, you know, Cingular roam minutes.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

T-Mobile minutes will start to increase as T-Mobile evolves into what is a called a “dual band company”. They’ve historically sold unlimited – their roaming to essentially signal band 1900-only networks. We’ve been almost exclusively an 850 network or an 850 company. We are now, with the new T-Mobile agreement, T-Mobile, we expect to start to deploy more almost exclusively dual band phones, and over time, that revenue stream would – should grow and should grow pretty significantly quite honestly.

Evan Marwell: OK, great and then my last question is, as you look at your (in collect) expense on your customers roaming out, what have you seen in terms of the new GSM price plans and how that’s impacting the amount of roaming by your customers?

Male: Well, we’ve seen the minutes that the GSM customers have used are higher net in terms of absolute numbers. But Steve went through the dollars in terms of the impact on our RPU from – not on our RPU, but on our cost per subscriber as a function of some of the new contracts we’ve signed and so we’ve actually seen the per subscriber cost go down even though the minutes have gone up.

Evan Marwell: And what is it that’s driving the increase in the minutes? I mean ...

Male: What’s driving the increase in the minutes? It’s a lot of things. It’s the size of their bucket, it’s being able to use more of their minutes off network without incremental roaming charges, the following of the national plans verses the local plans, those are really the key drivers.

Male: The difference in the expense, Evan, is ($4.87 in definite cents) per customer per month in the third quarter of ’04, and that’s decreased to $3.95 per customer per month in the third quarter.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

Evan Marwell: I mean, would you expect that decrease to continue to go down as your customer base continues to migrate?

Male: No, I would not expect that to go down. We’ve got in most cases, a pretty good (in collect) rate, so I wouldn’t expect to see that kind of improvement. I would probably expect it to stay relatively stable or maybe increase a little bit as more people take the national plans.

Evan Marwell: OK, great. Thanks, guys.
Steven Dussek: Thank you.
Operator: Next, we’ll hear from Patrick Comack of Zachary Investment Research.

Patrick Comack: Hi – yes, how you doing? Very nice roaming and RPU. You know, you mentioned – I really want to get back to the net adds issue because this will be a much better story if you could carry some growth in the (sub).

You know, you mentioned that you have low penetrated markets, but you have a very high penetration in these low penetrated markets. And, you know, I’m just – I’m just wondering are you feeling the heat from Verizon, you know, with their family plans? You know, I’m just curious how much overlap Verizon has on your territory.
Number two is, this might sound like a stupid question, but in terms of your new T-Mobile agreement, the preference you have with them, is that across your entire footprint? And if you could maybe, you know, offer us the yield that you go on that both (out collect) and (in collect)?
And also, finally, it looked like the gross service margin, actually get to about 90 basis points sequentially, and I was wondering if you – I don’t think my math is wrong on that, so I’m just

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

wondering if you could possibly explain that, perhaps, the increase of running two networks or something like that. Thanks.

Steven Dussek: Thanks, Patrick – this is Steve. Let me talk about the net add piece and as I’ve said, you know, the biggest challenge we have right now is in the getting through this migration. And with the majority of the churn being on the TDMA base, and with that base coming out of the first part of next year being closer to 75 to 80 percent, that high churn rate against a much smaller company base will help us in the overall scheme of reducing our churn, coupled with the improvements in lower churn on GSM.

So you couple that with our ability to, you know, grow our gross ads, while you statement is, we have good penetration but, you know, when you look at our margins overall, we certainly have opportunities, continued opportunities to improve. And, you know, Verizon is a very – obviously a very (strong) competitor, they’re able to in many of our markets and we feel them, but, you know, our biggest issue is getting into a positive net add scenario is getting through our migration, getting our churn addressed and, you know, growing from there.
You know, while we feel them, you know, everybody does, it’s a competitive world, we’re more focused no getting through our migration piece, growing both our growth and our net adds.
So, you know, again I think it’s more of an issue for us of getting this migration, you know, beyond the 75 to 80 percent range, and then looking for our growth to come from producing churn and continuing to improve our gross add scenario.
So on the T-Mobile, the agreement is basically for our company with respect to their company, the agreement between the two companies that applies to all markets. Now I will point out one thing with the T-Mobile that is different from the Cingular agreement, and T-Mobile, where we

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

have competition with T-Mobile, we are not so-called opening the networks to each other. So in competitive markets, we deny each other’s access to the other’s network.
So, there’s still a lot of what I call “open space” or space where we don’t have competition with T-Mobile. A significant portion of our majority – (that) majority of our company quite frankly.
And so we obviously expect to see continued growth in the T-Mobile ((inaudible).

Bruce Knooihuizen: In terms of the gross margin, sequentially, and I can get back to you with some of the details if you want, but basically we did have some retroactive adjustments in the second quarter of this year having to do with our agreement with Cingular that has affected it. So I’m actually showing a little increase in gross margins. If you want to go through details, we can. But when you back out the retroactive adjustments, there’s a slight increase.

Patrick Comack: OK, just a quick follow up, can I pin you guys down on when you’ll increase (tubs)? I mean, can you increase your post-paid base in 2006 in any quarter in 2006? And, you know, the T-Mobile yield sounds fantastic, and even with that caveat, would you care to share with us the yields that you got on that deal?

Male: No, the yields are confidential. They’re certainly in line with current yields in the marketplace today with respect to large carriers in similar situations.

Male: With respect to pinning me down on subscriber growth, you know, obviously we haven’t given any 2006 guidance. ((inaudible)) we’ll be giving any today. I would just look for again coming out of our first part of next year and out of our migration piece with the addition of our Chief Marketing Officer and some additional talent, you know, we fully expect to move into positive territory.

So I’ll leave it at that, and we’ll address guidance, you know, in the first part of 2006.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

Male: (April), we’ll go ahead and take one more question, if you don’t mind.
Operator: And that final question will come from Ana Goshko of Bank of America Security.
Ana Goshko: Hi – thanks. I got on after being pronounced earlier.
Final question, then, could you let us know what percent of your base right now is on national plans, and what percent of gross plans is on the national plans? And then finally, with the advent of this new marketing officer (role), should we expect to see new plans coming out or new initiatives? You know, especially in terms of addressing these underpenetrated markets, which you’ve identified, for instance, as the use of the business markets, for example?

Male: The question to the – the answer to the latter question is yes. We should expect to be able address that more specifically moving forward.
In the first part, what percentage of our base is on national plans? Is that – was that your question?
Ana Goshko: It was your base and the gross adds?

Male: OK – the base is about 66 percent national, and the gross adds in the third quarter were 68 percent.
Male: That’s of GSM.
Male: Of GSM, excuse me. That’s most – all of the gross adds are GSM.

DOBSON COMMUNICATIONS
Moderator: Warren Henry
11-01-05/8:00 a.m. CT
Confirmation # 4413760

Ana Goshko: Right. And then in terms of the new initiatives, we should see some new programs or new plans coming out of this new marketing officer role?

Male: Yes, he starts today, so we won’t see anything tomorrow. But yes, that’s the full intention of having someone in that role to help us look at additional initiatives and creative initiatives that can begin to attack some of the underpenetrated (periods) of our business.

Ana Goshko: OK – great. Thanks.

Steve Dussek: Thank you. That’s it for today’s call. I just want to say a couple of things. Again, I want to reiterate our view, that we had a very good quarter in the third quarter. And we’re working hard to improve our subscriber growth position, vis-à-vis the churn improvements. I think we’ve done a very good job at solidifying our roaming position and making that part of our business far more predictable

Today, I classify us as a very good company that’s striving to become a great company. And one that is every day thinks long and hard about the initiative of creating shareholder value for all of our shareholders.
So I appreciate you being on the call today and your questions, your continuous interest and support of our company and we look forward to updating you on our progress on further calls. Thank you.

Operator: That does conclude today’s teleconference. Thank you all for your participation. You may now disconnect.
END